As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-291007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

T. ROWE PRICE ACTIVE CRYPTO ETF

SPONSORED BY T. ROWE PRICE SPONSOR LLC

Delaware	6221	39-4422405
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o T. Rowe Price Associates, Inc.

1307 Point Street, Baltimore, Maryland 21231

410-345-2000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Copies to:

Adam T. Teufel, Esq.	Sonia Kurian, Esq.
Dechert LLP	T. Rowe Price
1900 K Street, NW	1307 Point Street
Washington, DC 20006	Baltimore, MD 21231

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☒
Accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 (the “Registration Statement”) of T. Rowe Price Active Crypto ETF (the “Registrant”) is being filed solely to include in Part II of the Registration Statement an updated consent of the Registrant's independent registered public accounting firm as an exhibit hereto.

No changes have been made to Part I of the Registration Statement. Accordingly, Part I has been omitted from this Amendment No. 5 pursuant to the Note to Part I of Form S-1.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The Trust shall not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. Set forth below are the reasonably estimated fees and expenses (other than underwriting commissions and discounts) in connection with the issuance and distribution of the securities.

	Amount
SEC registration fee		(1)
Exchange Listing Fee	$17,500
Accounting and Auditor fees and expenses	$166,800
Legal fees and expenses	$400,000
Miscellaneous expenses (including trustee fees and expenses)	$6,500
Total	590,800	(1)
(1)	An indeterminate amount of securities are being registered to be offered or sold and the filing fee will be calculated and paid in accordance with Rule 456(d) and Rule 457(u).

Item 14. Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member, manager or other person against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in the limited liability company agreement of the limited liability company.

Section 3.4 of the Trust Agreement provides that the Sponsor shall not be under any liability to the Fund, the Trustee (as defined in the Trust Agreement) or any Shareholder (as defined in the Trust Agreement) for any action taken or for refraining from the taking of any action in good faith pursuant to the Trust Agreement, or for errors in judgment or for depreciation or loss incurred; provided, however, that Section 3.4 of the Trust Agreement shall not protect the Sponsor against any liability to which it would otherwise be subject by reason of its own gross negligence, bad faith, or willful misconduct. The Sponsor may rely in good faith on any paper, order, notice, list, affidavit, receipt, evaluation, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by any other Person (as defined in the Trust Agreement) for any matters arising hereunder. The Sponsor shall in no event be deemed to have assumed or incurred any liability, duty, or obligation to any Shareholder or to the Trustee other than as expressly provided for in the Trust Agreement.

Section 2.6 of the Trust Agreement provides that the Trustee (individually and in its capacity as such) and any officer, Affiliate (as defined in the Trust Agreement), director, employee, or agent of the Trustee (each an “Indemnified Person”) shall be entitled to indemnification from the Fund, to the fullest extent permitted by law, from and against any and all losses, claims, taxes, damages, reasonable expenses, and liabilities (including the reasonable fees and expenses of counsel and fees and expenses incurred in connection with enforcement of its indemnification rights hereunder, and including liabilities under state or federal securities laws) of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted against such Indemnified Persons with respect to the creation, operation or termination of the Fund, the execution, delivery or performance of this Trust Agreement or the transactions contemplated hereby; provided, however, that the Fund shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person. The obligations of the Fund to indemnify the Indemnified Persons as provided herein shall survive the termination of this Trust Agreement and the resignation or removal of the Trustee. If the Fund shall have insufficient assets or improperly refuses to pay an Indemnified Person within sixty (60) days of a request for payment owed hereunder, the Sponsor shall, as secondary obligor, compensate or reimburse the Trustee or indemnify, defend and hold harmless an Indemnified Person as if it were the primary obligor hereunder; provided, however, that the Sponsor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of an Indemnified Person.

Item 15. Recent Sales of Unregistered Securities.

None

Item 16. Exhibits.

Exhibit No.	Description
1.1*	Underwriting Agreement
1.2*	Seed Capital Investor Subscription Agreement (Sponsor)
1.3*	Seed Capital Investor Subscription Agreement (Administrator)
3.1*	Amended and Restated Trust Agreement
3.2**	Certificate of Trust
5.1*	Opinion of Dechert LLP as to legality
8.1*	Opinion of Dechert LLP as to tax matters
10.1*	Sponsor Agreement
10.2*	Administration Agreement
10.3*	Crypto Custodian Agreement
10.4*	Cash Custodian Agreement
10.5*	Transfer Agent Agreement
10.6*	Crypto Trading Counterparty Agreement - JSCT
10.7*	Form of Authorized Participant Agreement
10.8*	Fee Waiver Agreement
23.1	Consent of Independent Registered Public Accounting Firm
23.2*	Consents of Dechert LLP (included in Exhibit 5.1 and 8.1)
24.1*	Power of Attorney (included on the signature page)
99.1*	Index Licensing Agreement
107*	Filing Fee Table

* Previously filed on April 27, 2026, and incorporated herein by reference.

** Previously filed on October 22, 2025, and incorporated herein by reference.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Maryland, on June 16, 2026:

T. Rowe Price Active Crypto ETF
By: T. Rowe Price Sponsor LLC, as Sponsor of the Trust*

By:	/s/ Alan Dupski
Name: Alan Dupski
Title: Director, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Title	Date

**	Director, Chief Executive Officer*	June 16, 2026
David Oestreicher	(Principal Executive Officer)

/s/ Alan Dupski	Director, Chief Financial Officer*	June 16, 2026
Alan Dupski	(Principal Financial Officer and Principal Accounting Officer)

**	Director*	June 16, 2026
Robert A. Birch

**	Director*	June 16, 2026
Meredith Callanan

**	Director*	June 16, 2026
Robert Winston Smith

**By: /s/ Alan Dupski
Alan Dupski
As Attorney-in-Fact

* The registrant is a trust and the persons are signing in their capacities as directors and/or officers of T. Rowe Price Sponsor LLC, the Sponsor of the registrant.

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